Exhibit 99.1

Contacts:	Vincent J. Milano Vice President, CFO and Treasurer ViroPharma Incorporated Phone (610) 321-6225 William C. Roberts Director, Corporate Communication ViroPharma Incorporated Phone (610) 321-6288

VIROPHARMA ANNOUNCES THAT TREATMENT WITH HCV-796 REDUCES

HEPATITIS C VIRUS LEVELS

Exton, PA November 10, 2005 — ViroPharma Incorporated (Nasdaq: VPHM) today announced preliminary results from a Phase 1b proof of concept study with HCV-796, an orally dosed hepatitis C (HCV) viral polymerase inhibitor with the potential to interfere with the replication of hepatitis C virus, that is being co-developed with Wyeth Pharmaceuticals, a division of Wyeth (NYSE:WYE). In this trial, HCV-796 demonstrated antiviral effects in adult patients with chronic hepatitis C infection. The patient cohort with the highest exposure to HCV-796 achieved a peak mean HCV viral load reduction of 1.4 log10, or 96 percent, on day four of a 14 day dosing period. HCV-796 was found to be generally well tolerated, with favorable pharmacokinetics and no dose-limiting toxicities.

“Hepatitis C is a devastating disease, and a difficult target for anti-viral medicines. With our partners at Wyeth, we have now demonstrated anti-HCV activity with HCV-796, the only non-nucleoside polymerase inhibitor to have positive clinical antiviral data,” commented Colin Broom, ViroPharma’s chief scientific officer. “This potentially opens up new treatment possibilities for patients suffering from the disease. These new data suggest that HCV-796 has a good tolerability profile, favorable pharmacokinetics, and the potential to improve on the level of virologic response across multiple HCV genotypes, including genotype 1, which is the most common strain in the U.S. and the least responsive to currently available therapies. In the future, as antiviral compounds become available, patients suffering with hepatitis C will likely be treated with various combination therapies, analogous to the treatment paradigm for HIV infected patients.”

Clinical Trial Description

The Phase 1b proof of concept study was a randomized, double blind, placebo-controlled study of HCV-796 administered orally for 14 days to patients with chronic HCV infection who were naive to treatment. Patients were enrolled in sequential, ascending-dose cohorts of up to 16 patients (12 receiving HCV-796 and 4 receiving placebo) per cohort. Inclusion criteria in this trial include documented history of HCV infection for greater than 6 months, and HCV RNA levels of greater than 104 IU/mL at the screening evaluation. Subjects were permitted to participate in only 1 cohort. The trial was conducted at a single U.S. site.

The objectives of this trial were to compare the safety and tolerability of ascending multiple oral doses of HCV-796 with those of a placebo in subjects with chronic HCV infection, to characterize the pharmacokinetic profile of multiple oral doses of HCV-796, and to compare the antiviral effect of HCV-796 with that of a placebo on plasma HCV RNA concentrations.

Clinical Results

Preliminary results are available for patients in six cohorts (twice-daily oral administration of 50, 100, 250, 500, 1000, and 1500 mg). Seventy two percent of all patients were infected with HCV genotype 1.

Exhibit 99.1

HCV-796 was generally well tolerated across the treatment groups, and no dose-limiting toxicity was identified. Mild to moderate headache was the most frequent adverse event reported overall. There were no treatment-emergent serious adverse events. A single patient withdrew from each of the top three cohorts due to non-serious adverse events, two were considered possibly related to therapy (bilirubin elevation and TSH elevation) and the other considered non-related to therapy (loss of hypertension control).

HCV-796 exhibited favorable pharmacokinetics with an estimated mean elimination half-life of 42-54 hours across dose groups. HCV-796 drug levels increased less than proportionally with increasing dose, and appeared to reach a plateau at the 1000 mg cohort.

Through the first five cohorts, dose related responses to HCV-796 as measured by reduction in plasma HCV RNA levels were observed. In the 1000 mg cohort, the mean reduction in HCV RNA was 1.4 log10 (96 percent) on day four, 1.3 log10 (95 percent) on day seven, and 0.7 log10 (80 percent) at day 14. At day four, 83 percent of patients in this cohort had reductions from baseline greater than 1.0 log10; 33 percent of these subjects had reductions greater than 1.5 log10; 25 percent of these subjects had reductions greater than 2.0 log10. On day 14, 17 percent of subjects in this group had reductions from baseline greater than 2.0 log10.

Viral reduction curves were of a similar pattern across all cohorts. Maximal antiviral effects were observed at approximately study day four, when peak mean reductions in HCV RNA ranged from 0.3 to 1.4 log10 (50 to 96 percent) across all doses. At day seven of treatment, mean HCV RNA levels were 0.3 to 1.3 log10 (50 to 95 percent) below baseline. At day 14 of treatment, mean HCV RNA levels were 0.2 to 0.7 log10 (37 to 80 percent) below baseline. For patients receiving placebo, mean plasma HCV RNA increased 0.1 log10 compared to baseline on day four, and was unchanged from baseline on day 14. Antiviral activity appeared similar among patients infected with HCV genotype 1 compared to those with non-genotype 1 infection, although fewer subjects were infected with non-genotype 1 HCV. Further analysis, including pharmacodynamic/pharmacokinetic correlation and viral genetic sequencing, is planned.

Next Steps

ViroPharma and Wyeth plan to assess the antiviral activity, pharmacokinetics and tolerability of HCV-796 in combination with pegylated interferon. These data are expected at the beginning of the second quarter of 2006. If these data are supportive, the companies will determine the next steps, including progression to a Phase 2 study.

About Hepatitis C

Hepatitis C is a blood-borne virus recognized as a major cause of chronic hepatitis worldwide. The World Health Organization estimates that 170 million persons worldwide are chronically infected with HCV, and three to four million persons are newly infected globally each year. According to the U.S. Centers for Disease Control and Prevention (CDC), about four million people in the U.S., or 1.8 percent of the population, are infected with HCV.

Currently, there is no specific antiviral agent directed against HCV that is commercially available, and no vaccine for prevention of HCV infection. Several interferon (IFN) products are available worldwide, but there are substantial limitations to the use of these products when given as monotherapy or in conjunction with ribavirin in the treatment of chronic HCV infection. In addition to the relatively poor treatment response in patients infected with genotype 1 HCV, the most common

Exhibit 99.1

strain in the U.S, Western Europe and Japan, the considerable side effects frequently associated with the use of IFN can lead to discontinuation of therapy in approximately 20% of patients.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/pulvules_pi.pdf). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the company’s website at www.viropharma.com.

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties, including those relating to the company’s anticipated schedule relating to its HCV clinical development program as well as its ability to find an effective small molecule antiviral treatment for HCV disease. Our actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. Conducting clinical trials for investigational pharmaceutical products is subject to risks and uncertainties. The data that is described in this press release is preliminary and full analysis of the data, or further testing such as the planned clinical studies of HCV-796 with pegylated interferon, may not support any or all of the statements in this press release. There can be no assurance that ViroPharma’s additional HCV studies will yield positive results, or that ViroPharma will be successful in gaining regulatory approval of any of its HCV product candidates. These factors, and other factors, including, but not limited to those described in ViroPharma’s quarterly report on Form 10-Q for the quarter ended September 30, 2005 filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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